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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-4278 of ANSYS Inc. on Form S-8 of our reports dated January 29, 2003 (February 4, 2003 as to the last paragraph of Note 3) which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to adopt Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", and March 19, 2003, appearing in the Annual Report on Form 10-K of ANSYS Inc. for the year ended December 31, 2002 and in the Annual Report on Form 11-K of the ANSYS Inc. Employee Stock Purchase Plan for the year ended January 31, 2003, respectively.


/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Pittsburgh, Pennsylvania
March 21, 2003

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